Exhibit 99.1

Contacts:	Brian Begley
Vice President, Investor Relations – Atlas Energy
(877) 280-2857
(215) 405-2718 (fax)

ATLAS ENERGY GROUP ANNOUNCES INITIAL PROJECTED ANNUAL CASH DISTRIBUTION

Philadelphia, PA – February 23, 2015 – Atlas Energy Group, LLC (“AEG”), a wholly-owned subsidiary of Atlas Energy, L.P. (NYSE: ATLS) (“Atlas Energy”) that will be an independent company following its planned spin-off from Atlas Energy, announced that it currently expects annualized cash distributions to be $0.70 to $0.80 per common limited partner unit based on initial expectations of cash flow to its business. The current forecast includes, among other items, approximately $37.5 million of cash distributions expected to be received from Atlas Resource Partners, L.P. (NYSE: ARP) (“ARP”) from AEG’s ownership of ARP’s general partner and approximately 24.7 million ARP limited partner units, and is based on ARP’s current annualized distribution of $1.30 per unit.

Edward E. Cohen, Chief Executive Officer of Atlas Energy, stated, “We are extremely pleased to begin building yet another enterprise in Atlas Energy Group – one which we expect to be able to substantially grow its distributions to unitholders from strategic activities as we have demonstrated in the past.”

Distributions to AEG unitholders will be paid on a quarterly basis, and the initial distribution for the first quarter 2015 is expected to be paid in May 2015.

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On February, 20, 2015, unitholders of Atlas Energy, Atlas Pipeline Partners, L.P. (NYSE: APL), and stockholders of Targa Resources Corp. (NYSE: TRGP) (“TRC”) approved the merger of Atlas Energy with a subsidiary of TRC (“ATLS Merger”) and Atlas Pipeline with a subsidiary of Targa Resources Partners LP (“TRP”) (“APL Merger”), respectively. The receipt of these unitholder and stockholder approvals is a significant step towards the completion of the ATLS Merger, the APL Merger and the previously announced spin-off of Atlas Energy’s non-midstream assets (the “Spin-Off”). The Spin-Off will occur through the distribution to the Atlas Energy unitholders of one common unit of AEG, which will hold Atlas Energy’s assets and liabilities other than those related to its midstream business, for every two Atlas Energy common units held at the close of business on Wednesday, February 25, 2015, the previously announced record date of the distribution. The distribution of AEG units is expected to be effective after the close of business on Friday, February 27, 2015 in conjunction with the expected closing of the merger transactions.

AEG’s common units are expected to begin trading on the NYSE on a “when issued” basis on Tuesday, February 24, 2015 under the symbol “ATLS.wi”. On March 2, 2015, “when issued” trading is expected to end and “regular way” trading is expected to begin for Atlas Energy Group under the ticker symbol “ATLS,” and Atlas Energy’s common units will cease trading. Any Atlas Energy unitholders who sell Atlas Energy units “regular way” on or before the distribution date will also be selling their right to receive AEG common units in the distribution. Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling Atlas Energy common units on or before the distribution date.

The ATLS Merger and APL Merger will occur immediately following the Spin-Off. The ATLS Merger, the APL Merger and the Spin-Off are conditioned on the other and will each occur only if the others occur. Each of the ATLS Merger, APL Merger and the Spin-Off remain subject to the satisfaction of customary closing conditions.

No action is required by Atlas Energy unitholders to receive AEG common units in the distribution. AEG is currently subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports, proxy statements and other required information with the SEC.

Atlas Energy, L.P. is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 28% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 6% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Readers are cautioned that any forward-looking information is not a guarantee of future performance. Risks and uncertainties related to the proposed transaction include, among others: the risk that the other conditions to the closing of the mergers are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the mergers; uncertainties as to the timing of the mergers; competitive responses to the proposed merger; costs and difficulties related to the integration of ATLS’s and APL’s businesses and operations with TRC’s and TRP’s business and operations; the inability to obtain, or delays in obtaining, the cost savings and synergies contemplated by the mergers; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; unexpected costs, charges or expenses resulting from the mergers; litigation relating to the merger; the outcome of potential litigation or governmental investigations; the inability to retain key personnel; Atlas Energy Group’s ability to operate the assets and businesses it will acquire in connection with the distribution, and the costs of such distribution; and any changes in general economic and/or industry specific conditions; and other risks, assumptions and uncertainties detailed from time to time in ATLS’s, ARP’s and APL’s reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to update such statements, except as may be required by applicable law.